Exhibit 10.01

EXECUTION VERSION

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is entered into by and between Jeffrey R. Woods (“Mr. Woods”) and MoneyGram International, Inc., a Delaware corporation, and its predecessors, successors, affiliates, subsidiaries and related companies (“MoneyGram”). This Agreement is effective as of the date it is duly executed by both parties.

A. MoneyGram employed Mr. Woods in the position of Executive Vice President and Chief Financial Officer.

B. MoneyGram and Mr. Woods have mutually agreed upon the following payments, benefits, and other terms and conditions relating to the end of their employment relationship and to the resolution of all actual and potential disputes between them.

C. Mr. Woods and MoneyGram are parties to a Severance Agreement dated August 3, 2009 (the “Severance Agreement”), an Officer Indemnification Agreement dated August 3, 2009, a Non-Qualified Stock Option Agreement dated August 11, 2009 and an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement dated August 3, 2009.

MoneyGram and Mr. Woods agree as follows:

1. Termination of Employment. Mr. Woods’ employment with MoneyGram terminated without “Cause” (as such term is defined in the Severance Agreement) as of January 15, 2010 (the “Separation Date”). As of the Separation Date, Mr. Woods resigned from all positions he held with MoneyGram and/or its subsidiary or affiliate companies.

2. Release of Claims by Mr. Woods. In consideration for the receipt of the payments and other benefits described in this Agreement, to which Mr. Woods understands and acknowledges he may not otherwise be entitled without executing this Agreement, Mr. Woods hereby releases and forever discharges MoneyGram, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, and their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) from any and all claims and causes of action, known or unknown, against any of the Released Parties, including but not limited to:

2.1 All claims arising out of or relating to Mr. Woods’ employment with MoneyGram and/or Mr. Woods’ separation from that employment.

2.2 All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

2.3 All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Minnesota Human Rights Act, any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes.

2.4 All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Mr. Woods’ activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

2.5 All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites, except as otherwise provided in this Agreement.

2.6 All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

2.7 All claims for attorneys’ fees, costs, and interest.

2.8 Any right to future employment with MoneyGram, and MoneyGram shall have the right to refuse to re-employ Mr. Woods without liability to Mr. Woods.

MoneyGram acknowledges and agrees, however, that Mr. Woods does not release (i) any claims that the law does not allow to be waived by private agreement, (ii) any claims that are based on events occurring after the date on which Mr. Woods signs this Agreement, or (iii) any claims to indemnification or insurance coverage, including but not limited to, “D & O coverage”, that he may have with respect to any claims made or threatened against him in his capacity as a director, officer or employee of MoneyGram.

3. Payments and Benefits under the Severance Agreement. Specifically in consideration of the release of claims in this Agreement, and subject to (x) Mr. Woods signing this Agreement within the time period prescribed in Section 9 hereof and (y) not revoking the release of claims in this Agreement pursuant to Section 10 hereof, MoneyGram shall make the following payments and provide the following benefits to Mr. Woods pursuant to and as provided in the Severance Agreement each of which shall at all times be made so as to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):

3.1 Salary Severance. Salary severance of $440,000 which, subject to section 5 hereof, shall be payable in six (6) equal monthly installments in accordance with MoneyGram’s normal payroll practices in effect as of the date of this Agreement.

3.2 Bonus Severance. Bonus severance of $132,000 which, subject to section 5 hereof, will be payable in a lump sum when annual Management and Line of Business Incentive Plan (“MIP”) bonuses are paid to other MIP participants for fiscal year 2009 or March 15, 2010, whichever date occurs first.

3.3 Health and Life Insurance. Subject to section 5 hereof, continuation of Mr. Woods’ health insurance coverage (including coverage for Mr. Woods’ dependents to the extent covered prior to the Separation Date) and life insurance coverage for a period of one year following the Separation Date.

The parties agree that the payments and benefits under this Section 3 satisfy any and all of MoneyGram’s obligations under the Severance Agreement. Mr. Woods shall have no right to any additional or further payments or benefits pursuant to the Severance Agreement. MoneyGram acknowledges and agrees that Mr. Woods shall not be obligated to seek other employment in mitigation of the above payments, and the obtaining of any such other employment shall in no event effect any reduction of MoneyGram’s obligations to make the above payments.

4. Payments of Accrued Amounts and Other Benefits. Specifically in consideration of Mr. Woods’ prior services to MoneyGram and the release of claims in this Agreement, and subject to (x) Mr. Woods signing this Agreement within the time period prescribed in Section 9 hereof and (y) and not revoking the release of claims in this Agreement pursuant to Section 10 hereof, MoneyGram shall pay the following accrued amounts and provide the following benefits to Mr. Woods:

4.1 MoneyGram shall pay Mr. Woods for all vacation that is accrued but unused as of the Separation Date. Payment for accrued but unused vacation shall be made in a lump sum payment within sixty (60) days of the Separation Date.

4.2 Mr. Woods’ participation in the MoneyGram International, Inc. 401(k) Program (“401(k) Program”) and MoneyGram’s matching obligation under the 401(k) Program ceased as of the Separation Date, and any distribution of the 401(k) Program’s funds will be in accordance with the provisions of the 401(k) Program.

4.3 Mr. Woods’ business travel accident, short-term disability and long-term disability coverage ceased as of the Separation Date. Conversion of Mr. Woods’ group long-term disability coverage to individual coverage, if any, shall be at Mr. Woods’ sole expense.

4.4 Mr. Woods may possess exercisable MoneyGram stock option rights. Mr. Woods agrees (i) to observe MoneyGram’s policy on insider trading and (ii) not to purchase or sell MoneyGram stock while in possession of inside information, or prior to the next window period that begins at or after Mr. Woods’ Separation Date. All such stock option rights must be exercised within the respective exercise periods set forth in the Non-Qualified Stock Option Agreement between Mr. Woods and MoneyGram or they will expire; provided, however, that if, under MoneyGram’s policy on insider trading, Mr. Woods is not permitted to exercise a stock option on the date on which the exercise period of such stock option expires, such exercise period instead shall expire ten (10) business days after the commencement of the period that Mr. Woods first may exercise such stock option under MoneyGram’s policy on insider trading; provided further, that in no event may such stock option be exercised after the expiration of its term. Mr. Woods may exercise his MoneyGram stock options, if any, by contacting Carrie Shober at 952-591-3062, via the Internet (www.etrade.com/stockplans) or by contracting E*Trade at 1-800-387-2331.

4.5 Mr. Woods’ other benefits, if any, will be provided in accordance with the provisions of the governing document(s) for those benefits.

Mr. Woods shall have no right to any additional or further payments or benefits under this Agreement or otherwise.

5. Section 409A.

5.1 The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Mr. Woods and MoneyGram of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will MoneyGram be liable for any additional tax, interest or penalties that may be imposed on Mr. Woods under Section 409A or any damages for failing to comply with Section 409A.

5.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Treasury regulations, including the default presumptions and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Mr. Woods is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is otherwise considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day of the seventh month following Mr. Woods’ “separation from service” (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5.2 shall be paid or reimbursed to Mr. Woods in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Mr. Woods that would not be required to be delayed if the premiums therefor were paid by Mr. Woods, Mr. Woods shall pay the full cost of premiums for such welfare benefits during the six-month period and MoneyGram shall pay Mr. Woods an amount equal to the amount of such premiums paid by him during such six-month period promptly after its conclusion.

5.3 Notwithstanding anything herein to the contrary, (i) all expenses or other reimbursements as provided herein shall be payable in accordance with MoneyGram’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Mr. Woods; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit; and (iv) any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Mr. Woods remits the related taxes (and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed).

5.4 For purposes of Section 409A, Mr. Woods’ right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of MoneyGram.

6. Claims Involving MoneyGram. Mr. Woods warrants that he has not instituted, filed or caused others to file or institute any charge, complaint or action against any Released Party. Mr. Woods warrants that, to the full extent permitted by law, he will not file or institute any charge, complaint or action against any Released Party with respect to any matters arising before or on the date Mr. Woods signs this Agreement, other than with respect to enforcement of this Agreement. Mr. Woods will not recommend or suggest to any potential claimants or employees of MoneyGram or their attorneys or agents that they initiate claims or lawsuits against any Released Party, nor will Mr. Woods voluntarily aid, assist, or cooperate with any claimants or employees of MoneyGram or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against any Released Party; provided, however, that nothing in this paragraph will be construed to prevent Mr. Woods from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving any Released Party. Further, this Agreement does not purport to limit any right Mr. Woods may have to file a charge under any civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Agreement does, however, waive and release any right to recover damages or other relief under any civil rights statute.

7. Post-Employment Restrictions and Obligations. Mr. Woods understands, acknowledges and agrees that he continues to be bound by the post-employment restrictions and other obligations set forth in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Mr. Woods and MoneyGram.

8. Non-Disparagement. Mr. Woods hereby acknowledges that he is not aware of any acts or practices of any Released Party that he knows or believes to be unlawful or unethical. Mr. Woods agrees not to express any derogatory or damaging statements about any Released Party, the management of MoneyGram or MoneyGram’s business condition in any public way or to anyone who could make these statements public. MoneyGram shall instruct its Chairman and Chief Executive Officer not to knowingly disparage, criticize, or otherwise make any derogatory statements regarding Mr. Woods in any communications made in a public manner. Mr. Woods understands and acknowledges that this non-disparagement provision is a material inducement to the making of this Agreement and that if Mr. Woods breaches this provision, MoneyGram will be entitled to pursue its legal and equitable remedies, including without limitation, the right to recover damages (including but not limited to any amounts paid and/or owing under this Agreement) and to seek injunctive relief. It is understood and acknowledged that nothing in this Section 8 will be construed to prevent either party from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings.

9. Time to Consider Agreement. Mr. Woods understands and acknowledges that he may take twenty-one (21) calendar days to decide whether to sign this Agreement (“Consideration Period”). Mr. Woods represents that if he signs this Agreement before the expiration of the Consideration Period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement. Mr. Woods further agrees that any changes, material or otherwise, made to this Agreement do not restart or affect in any manner the original Consideration Period. Notwithstanding any provision of this Agreement to the contrary, no payments under this Agreement shall be paid if, within 60 days following the date of this Agreement, Mr. Woods has not signed, with all periods of revocation expired, this Agreement.

10. Right to Rescind or Revoke. Mr. Woods understands and acknowledges that he has fifteen (15) days to revoke the release of any claims under the Age Discrimination in Employment Act (“ADEA”) and/or the Minnesota Human Rights Act (“MHRA”). Mr. Woods understands and acknowledges that if he wishes to revoke the above-referenced release of claims under the ADEA and/or the MHRA after he has signed this Agreement, the revocation must be in writing and hand-delivered or mailed to MoneyGram. If hand-delivered to MoneyGram, the revocation must be: (a) addressed and delivered to Chairman and Chief Executive Officer, MoneyGram International, Inc., 1550 Utica Avenue South, M.S. GHQ-8020, Minneapolis, MN 55416, within the fifteen-day period. If mailed to MoneyGram, the revocation must be: (a) postmarked within the fifteen-day period; (b) addressed to Chairman and Chief Executive Officer, MoneyGram International, Inc., 1550 Utica Avenue South, M.S. GHQ-8020, Minneapolis, MN 55416; and (c) sent by certified mail, return receipt requested. In the event that Mr. Woods provides a timely revocation pursuant to this Section 10, MoneyGram may, in its sole discretion, (a) void this Agreement in its entirety, or (b) void the release of Mr. Woods’ ADEA and/or MHRA claims but enforce the remainder of this Agreement according to its terms.

11. Return of Equipment. Mr. Woods shall, on or prior to the Separation Date, diligently locate all of MoneyGram’s property within his possession and return to MoneyGram all of MoneyGram’s property and information within his possession. Such property includes, but is not limited to, credit cards, computers, copy machines, facsimile machines, lap top computers, Blackberries, pagers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to MoneyGram and any and all copies thereof. Moreover, Mr. Woods is strictly prohibited from destroying, obliterating or altering any of MoneyGram’s property covered by this Section 11, and Mr. Woods is strictly prohibited from making copies, or directing copies to himself through e-mail or other transmission, of any of MoneyGram’s property covered by this Section 11. After the date hereof, Mr. Woods agrees to promptly respond to any reasonable request by MoneyGram to return MoneyGram property in his possession and/or control, and Mr. Woods further agrees that should he later discover any MoneyGram property in his possession and/or control, he will promptly return it to MoneyGram without a specific request by MoneyGram to do so.

12. Reasonable Requests; Indemnification.

12.1 Mr. Woods will make himself available to MoneyGram either by telephone or, if MoneyGram believes necessary, in person upon reasonable request and notice, to assist MoneyGram in connection with any matter relating to services performed by his on behalf of MoneyGram prior to the Separation Date. Mr. Woods further agrees that he will cooperate fully with MoneyGram in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of MoneyGram, its directors, shareholders, officers, or employees, including, but not limited to, appearing in person to act as a witness with respect to such claims. Mr. Woods will cooperate in connection with such claims or actions including, without limitation, making himself available in person to prepare for any proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, investigation, proceeding or other inquiry, and to act and appear as a witness in connection with any litigation or other legal proceeding affecting MoneyGram. MoneyGram will reimburse Mr. Woods for his reasonable and actual out-of-pocket expenses incurred as a direct result of his compliance with this provision.

12.2 Mr. Woods further agrees that should he be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to MoneyGram in connection with any claims or legal proceedings, he will promptly notify MoneyGram of that fact in writing, but in no event later than within three (3) calendar days after he is contacted. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

12.3 MoneyGram will indemnify Mr. Woods in accordance with the terms of the August 3, 2009 Officer Indemnification Agreement between MoneyGram and Mr. Woods.

13. Communications. Mr. Woods agrees that he will not make any verbal or written comments with respect to his separation from MoneyGram except in accordance with the communications plan provided to Mr. Woods on the Separation Date.

14. Full Compensation. Mr. Woods agrees that the payments made and other consideration provided by MoneyGram under this Agreement constitute full compensation for and extinguish all of Mr. Woods’ actual or potential claims, including, but not limited to, all claims for attorneys’ fees, costs, and disbursements, and all claims for any type of legal or equitable relief related to his employment relationship with MoneyGram and termination of employment.

15. No Admission of Wrongdoing. Mr. Woods understands, acknowledges and agrees that this Agreement does not constitute an admission that MoneyGram has violated any local ordinance, state or federal statute, or principle of common law, or that MoneyGram has engaged in any improper or unlawful conduct or wrongdoing against Mr. Woods. Mr. Woods agrees that he will not characterize this Agreement or the payment of any money or other consideration in accord with this Agreement as an admission that MoneyGram has engaged in any wrongdoing.

16. Authority. Mr. Woods represents and warrants that he has the legal capacity to enter into this Agreement and that no causes of action, claims, or demands released pursuant to this Agreement have been assigned to any person or entity not a party to this Agreement.

17. Right to Consult with Attorney. Mr. Woods acknowledges that, by virtue of being presented with this Agreement, Mr. Woods has hereby been advised in writing and is fully aware of his right to consult with an attorney of his own choosing for the purpose of determining whether to sign this Agreement.

18. Knowing and Voluntary Action. Mr. Woods acknowledges that he has had a full opportunity to consider this Agreement and to ask any questions that he may have concerning this Agreement. Mr. Woods acknowledges that in deciding whether to sign this Agreement, he has not relied upon any statements made by MoneyGram or its agents, other than the statements made in this Agreement and in any MoneyGram benefit plans in which Mr. Woods is a participant. Mr. Woods further acknowledges that he has not relied on any legal, tax or accounting advice from MoneyGram or its agents.

19. Entire Agreement. Except as expressly stated to the contrary in this Agreement, this Agreement, the Non-Qualified Stock Option Agreement, the Officer Indemnification Agreement, and the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Mr. Woods and MoneyGram constitute the entire agreement of the parties with respect to Mr. Woods’ employment with MoneyGram and Mr. Woods’ separation from employment with MoneyGram. Except as stated in this Agreement, Mr. Woods shall have no rights to payments, benefits or otherwise under any MoneyGram agreement or plan.

20. Miscellaneous Provisions.

20.1 No modification or waiver of any provision hereof will be binding on any party unless in writing and signed by the parties hereto.

20.2 The invalidity or unenforceability of any particular provision hereof will not affect the other provisions of this Agreement, and this Agreement is to be construed in all respects as if such invalid or unenforceable provision(s) were omitted.

20.3 This Agreement is binding on and will inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

20.4 This Agreement may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this subparagraph being null and void), provided however, that MoneyGram may, without prior consent, freely assign this Agreement to any successor in interest to MoneyGram or any affiliate by merger, consolidation, reorganization or otherwise by operation of law.

21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

22. Governing Law. This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the internal laws, and not the law of conflicts, of the State of Minnesota.

23. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if made in writing and sent via Certified Mail, Return Receipt Requested and addressed as follows:

If to Mr. Woods:

Mr. Woods’ current address on file with MoneyGram or such other address as Mr. Woods shall provide pursuant to written notice to MoneyGram.

If to MoneyGram:

MoneyGram International, Inc.
1550 Utica Avenue South, M.S. GHQ-8020
Minneapolis MN 55416
Attn: Chairman and Chief Executive Officer

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

Jeffrey R. Woods

Date:

MoneyGram International, Inc.

By:

Its:

Date:

[THIS IS THE SIGNATURE PAGE TO THE SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS BETWEEN THE ABOVE-REFERENCED PARTIES]